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                                                  Filed Pursuant to Rule 424(b)3
                                                      Registration No. 333-94807

                      SUPPLEMENT DATED JANUARY 25, 2000 TO
                PROXY STATEMENT/PROSPECTUS DATED JANUARY 18, 2000

                     FOR THE SPECIAL MEETING OF STOCKHOLDERS

                                       OF

                              NETMOVES CORPORATION

         The proxy statement/prospectus for the special meeting of the stockholders of NetMoves Corporation to be held on February 8, 2000 is hereby amended and supplemented to reflect the recent developments set forth below.

PRICING OF MAIL.COM'S OFFERING OF CONVERTIBLE SUBORDINATED NOTES

         On January 21, 2000, Mail.com, Inc. announced the pricing of its previously announced Rule 144A offering of $100 million principal amount of convertible subordinated notes. The transaction is expected to close on Wednesday, January 26, 2000. Mail.com has granted to the initial purchasers an option to purchase an additional $25 million principal amount of convertible subordinated notes to cover any over-allotments. The notes will mature on February 1, 2005, will bear interest at 7.0% per annum, payable semi-annually, and will be convertible, at the option of the holder, into shares of Class A common stock of Mail.com at a conversion price of $18.95 per share, or 52.77 shares for each $1,000 principal amount. The notes are subject to call by Mail.com on or after February 5, 2003. Prior to February 5, 2003, the notes are subject to call if the closing price of Mail.com's common stock exceeds a specified percentage of the conversion price for at least 20 trading days within a period of 30 consecutive trading days.

RECEIPT OF ANTITRUST CLEARANCE

         Completion of the proposed merger described in the proxy statement/prospectus is conditioned on the expiration or termination of waiting periods under applicable antitrust laws. On January 19, 2000, the Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

MAIL.COM BEGINS PROVIDING WEBMAIL SERVICE FOR EARTHLINK

         On January 20, 2000, Mail.com announced that it has commenced providing Webmail service for Earthlink, a leading Internet service provider.